UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2005

SCP POOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26640	36-3943363

(State or other	(Commission File Number)	(IRS Employer Identification No.)
jurisdiction of
incorporation)

109 Northpark Boulevard, Covington, Louisiana	70433-5001

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(985) 892-5521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

SCP Pool Corporation Executive Bonus Plan

The following is a description of the SCP Pool Corporation Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K, which requires a written description of a compensatory plan or arrangement when no formal document contains the compensation information.

Under the terms of each executive officer’s employment agreement, each executive officer is eligible to earn incentive bonuses. The purpose of the incentive bonuses is to promote the interests of our Company and our stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as to help our Company attract and retain key employees by providing attractive compensation opportunities linked to performance results. In addition, we utilize annual incentive bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other specific annual objectives.

Our Chief Executive Officer and the four most-highly-compensated executive officers besides our Chief Executive Officer (collectively, our “Named Executive Officers”), as well as other officers and certain key employees, are eligible to earn annual incentive bonuses in an amount equal to up to 100% of their base salary. Bonuses payable to our Named Executive Officers are annually approved by the Compensation Committee of our Board of Directors.

The annual cash bonuses paid to our Named Executive Officers are paid according to formulas that are based almost entirely on objective performance criteria with a small component being discretionary. On February 13, 2005, the Compensation Committee of our Board of Directors approved the following objective performance measures for calculation of Mr. Perez de la Mesa’s bonus: earnings per share, return on total assets, cash flow from operations, strategic planning and organizational development. Additionally, the Compensation Committee approved the following objective performance measures for calculation of each of our Named Executive Officer’s and our Chief Financial Officer’s bonus plan: Mr. A. David Cook – earnings per share, gross margin, net sales, and certain sales development and marketing objectives; Mr. John M. Murphy – earnings per share, gross margin, certain information technology related objectives, and certain global sourcing and supply related objectives; Mr. Christopher W. Wilson – earnings per share and certain division performance measures, including return on assets, sales, and operating profit; Mr. Stephen C. Nelson – earnings per share and certain division and operational performance measures, including return on assets, sales, and operating profit; and Mr. Mark W. Joslin – earnings per share, return on total assets, cash flow from operations, expense management and certain operational and organizational objectives relating to treasury, investor relations, internal audit, tax, human resources, and business support.

Payment of bonuses (if any) is normally made in February after the end of the performance period during which the bonuses were earned.

On February 13, 2005, the Compensation Committee of our Board of Directors approved 2004 bonus payments to our Named Executive Officers and as well as other officers and key employees. These bonus payments were made pursuant to and consistent with the objective performance measures of the Company’s Bonus Plan described above. Specifically, the Compensation Committee approved the following bonus payments to the Named Executive Officers:

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Name and Principal Position	2004 Bonus
Manuel J. Perez de la Mesa Director, Chief Executive Officer and President	$335,000
A. David Cook Vice President	$190,000
John M. Murphy Vice President	$190,000
Christopher W. Wilson Vice President	$162,000
Stephen C. Nelson Vice President	$146,000

POOLCORP Deferred Compensation Plan

On February 14, 2005, the SCP Pool Corporation Board of Directors authorized the adoption of a nonqualified deferred compensation plan (the “POOLCORP Deferred Compensation Plan”).

The POOLCORP Deferred Compensation Plan, which management expects to finalize and execute in the first quarter of 2005, will allow certain employees who occupy certain management and highly compensated positions to defer salary and bonus. The POOLCORP Deferred Compensation Plan will operate in conjunction with the SCP Pool Corporation 401(k) Plan (the “401(k) Plan”) and accordingly, eligible participants may participate in either or both plans. A Company matching contribution similar to that provided under the 401(k) Plan will be provided under the POOLCORP Deferred Compensation Plan. Specifically, the POOLCORP Deferred Compensation Plan will permit a Company matching contribution of 50% of a participant’s deferrals of up to 8% of the lesser of (i) such participant’s salary and bonus or (ii) the Internal Revenue Code Section 401(a)(17) dollar limit for the applicable year, which for 2005, was $210,000. In addition, the Company will make an employer contribution equal to any matching contribution that is forfeited in the 401(k) Plan as a result of the non-discrimination rules applicable to the prior year provided the participant is employed on June 15 of the current year. The total Company matching contribution provided to a participant under the 401(k) Plan and the POOLCORP Deferred Compensation Plan for any one year, however, shall not exceed 4% of a participant’s salary and bonus. The Company matching contribution amount can be changed prospectively at any time by resolution. The Company will establish a rabbi trust to which it intends to make contributions in the amount of its obligations to plan participants. The Compensation Committee of the Board of Directors will administer the POOLCORP Deferred Compensation Plan and will have the power to name participants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCP POOL CORPORATION

By: /s/ Mark W. Joslin

Mark W. Joslin

Vice President and Chief Financial Officer

Dated: February 17, 2005

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